Investor Contact:
Dan Ferry
617-430-7576
daniel@lifesciadvisors.com

Genocea Provides Corporate Update and Reports Third Quarter 2019 Financial Results

Generated unprecedented 98% GEN-009 immune response frequency with ATLAS™
Continued advancement of GEN-011, expect to file an IND in first half of 2020
Entered into a common stock purchase agreement for up to $30M with Lincoln Park Capital

Conference call today at 8:30 a.m. EDT

CAMBRIDGE, Mass., October 24, 2019 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today reported its operating and financial results for the quarter ended September 30, 2019. Genocea presented a new interim GEN-009 clinical update at the European Society for Medical Oncology Congress 2019 (ESMO) in Barcelona. An analysis of GEN-009 Part A patients with both preliminary ex vivo and IVS data showed that GEN-009 generated immune responses to 98 percent of all immunized antigens, which is unprecedented for neoantigen vaccination administered without checkpoint inhibition. The study is currently accruing for Part B to evaluate GEN-009 in combination with standard-of care PD-1-based immunotherapy regimens in patients with advanced disease. Preliminary data for an initial cohort of patients from this study is expected in mid-2020. The company also announced plans to present additional GEN-009 Part A immunogenicity data at the 34th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), taking place from November 6 - 10, 2019 in National Harbor, Maryland.

“The data presented at ESMO 2019 continued to showcase the power of our unique ATLAS™ platform to identify relevant neoantigens for driving broad and potent immune responses,” said Chip Clark, President and Chief Executive Officer, Genocea. “We are further evaluating the potential of GEN-009 in combination with immune checkpoint inhibitors in multiple patient cohorts, including those with hard-to-treat cancers.”

Third Quarter 2019 Operational Highlights

•	Presented additional unprecedented immunogenicity results for GEN-009 Part A at ESMO 2019

•	Continued advancement of GEN-011 (a neoantigen-specific adoptive cell therapy), expect to file an IND in 1H 2020

Third Quarter 2019 Financial Results

•	Cash position: As of September 30, 2019, cash and cash equivalents were $46.6 million versus $26.4 million as of December 31, 2018.

•	Research and Development (R&D) expenses: R&D expenses were $6.8 million for the quarter ended September 30, 2019, compared to $6.4 million for the same period in 2018.

•	General and Administrative (G&A) expenses: G&A expenses were $2.8 million for the quarter ended September 30, 2019, compared to $4.1 million for the same period in 2018.

•	Net loss: Net loss was $7.5 million for the quarter ended September 30, 2019, compared to a net loss of $7.8 million for the quarter ended September 30, 2018.

Guidance
Yesterday Genocea entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (LPC) for up to $30 million, including an initial investment by LPC of $2.5 million. LPC is an existing investor of Genocea, having participated in both of Genocea's 2019 financings. “We believe that the LPC agreements provide access to capital and can be used strategically to fund continued advancement of both GEN-009 and GEN-011,” said Diantha Duvall, Chief Financial Officer. A description of the common stock purchase agreement and related registration rights agreement is set forth in Genocea’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (SEC). Genocea expects that its existing cash and cash equivalents are sufficient to support its operations into the first quarter of 2021.

Conference Call
Genocea will host a conference call and webcast today at 8:30 a.m. EDT. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 6158828. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-and-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea is a biopharmaceutical company developing personalized cancer immunotherapies. Our unique ATLAS™ technology platform allows us to identify targets based on each person’s tumor antigen-specific T cell responses. Using ATLAS, we can both optimize neoantigens for inclusion in our immunotherapies and exclude inhibitory antigens that exert an immunosuppressive effect on anti-tumor immune responses. We are advancing complementary programs built from ATLAS insights: GEN-009, our neoantigen vaccine candidate for which we are conducting a Phase 1/2a clinical trial across a variety of solid tumor types, and GEN-011, our neoantigen-specific adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020. To learn more, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to GEN-009 and GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

(Tables to follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30, 2019	December 31, 2018

Cash and cash equivalents	$46,649	$26,361
Other assets	12,638	4,754
Total assets	$59,287	$31,115

Debt, current and long-term	$13,297	$14,822
Accounts payable, accrued expenses and other liabilities	11,434	5,486
Warrant liability	3,183	3,472
Total liabilities	27,914	23,780
Stockholders' equity	31,373	7,335
Total liabilities and stockholders’ equity	$59,287	$31,115

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$6,826	$6,359	$20,135	$18,950
General and administrative	2,758	4,101	8,992	11,682
Total operating expenses	9,584	10,460	29,127	30,632
Loss from operations	(9,584)	(10,460)	(29,127)	(30,632)
Other income (expense)	2,052	2,627	(467)	2,471
Net loss	$(7,532)	$(7,833)	$(29,594)	$(28,161)

Net loss per share - basic and diluted	$(0.28)	$(0.72)	$(1.62)	$(2.77)
Weighted-average number of common shares used in computing net loss per share	26,681	10,829	18,297	10,149